Exhibit 4.46

AMENDMENT NO. 5 TO RECEIVABLES FINANCING AGREEMENT
AND
REAFFIRMATION OF PERFORMANCE GUARANTY

This AMENDMENT NO. 5 TO RECEIVABLES FINANCING AGREEMENT AND REAFFIRMATION OF PERFORMANCE GUARANTY (this “Amendment”), dated as of December 28, 2020, is entered into by and among OLIN FINANCE COMPANY, LLC (“Olin Finance”), as borrower under the Receivables Financing Agreement (as defined below) (in such capacity, together with its successors and permitted assigns in such capacity, the “Borrower”), OLIN CORPORATION (“Olin”), as initial servicer under the Receivables Financing Agreement (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent under the Receivables Financing Agreement (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”), as a committed lender under the Receivables Financing Agreement (in such capacity, together with its successors and permitted assigns in such capacity, a “Committed Lender”), and as group agent for the PNC Group under the Receivables Financing Agreement (in such capacity, together with its successors and permitted assigns in such capacity, a “Group Agent”), THE TORONTO-DOMINION BANK (“TD Bank”), as a related committed lender under the Receivables Financing Agreement (in such capacity, together with its successors and permitted assigns in such capacity, a “Related Committed Lender” and together with PNC as a Committed Lender, the “Committed Lenders”) and as group agent for the TD Bank Group under the Receivables Financing Agreement (in such capacity, together with its successors and permitted assigns in such capacity, a “Group Agent” and together with PNC as Group Agent, the “Group Agents”), COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK, as conduit lender under the Receivables Financing Agreement (in such capacity, together with its successors and permitted assigns in such capacity, the “Conduit Lender” and collectively with the Committed Lenders, the “Lenders”) and the various other Lenders and Group Agents from time to time party to the Receivables Financing Agreement, and acknowledged and agreed to by PNC CAPITAL MARKETS LLC, as structuring agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Structuring Agent”), and is reaffirmed by, with respect to Section 11 hereof, Olin, as performance guarantor (in such capacity, together with its successors and permitted assigns in such capacity, the “Performance Guarantor”).

BACKGROUND

WHEREAS, the Borrower, the Servicer, the Persons from time to time party thereto as Lenders and as Group Agents, the Administrative Agent, and, solely with respect to Section 10.10 thereof, the Structuring Agent, entered into the Receivables Financing Agreement as of December 20, 2016 (as amended, restated, supplemented or otherwise modified as of the date hereof, the “Original Receivables Financing Agreement”; as may be further amended, restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”);

WHEREAS, the Performance Guarantor entered into the Performance Guaranty as of December 20, 2016 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Performance Guaranty”) in favor of, and as accepted by, the Administrative Agent; and

WHEREAS, the parties hereto wish to further amend the Original Receivables Financing Agreement pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Receivables Financing Agreement.

SECTION 2. Amendments to Original Receivables Financing Agreement. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the Original Receivables Financing Agreement is hereby amended as follows:

(a)Clause (h) of the definition of “Eligible Receivable” set forth in Section 1.01 of the Original Receivables Financing Agreement is hereby deleted and replaced in its entirety with the following:

(h)    with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the sale and assignment thereof under the Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect, other than any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law, including any state or municipal law or regulation);

(b)Clause (b) of the definition of “Excess Concentration” set forth in Section 1.01 of the Original Receivables Financing Agreement is hereby deleted and replaced in its entirety with the following:

(b) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Governmental Authorities, net of any other Excess Concentration amounts, over (ii) the product of (x) if a Ratings Event has occurred and is continuing and the Majority Group Agents have notified the Borrower in writing, seven and one half percent (7.5%), otherwise fifteen percent (15.0%), multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(c)Section 4.06 of the Original Receivables Financing Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

SECTION 4.06. Benchmark Replacement Setting.

(a)    Benchmark Replacement.    Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Majority Group Agents.

(b)    Benchmark Replacement Conforming Changes.    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c)    Notices; Standards for Decisions and Determinations.    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.06(d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Majority Group Agents pursuant to this Section 4.06, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 4.06.

(d)    Unavailability of Tenor of Benchmark.    Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period.    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan bearing interest based on USD LIBOR, conversion to or continuation of Loans bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f)    Secondary Term SOFR Conversion.    Notwithstanding anything to the contrary herein or in any other Transaction Document and subject to the proviso below in this Section 4.06(f), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; and (ii) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this Section 4.06(f) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(g)    Certain Defined Terms. As used in this Section 4.06:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.06(d), or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.06(a).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; and

(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent reasonably decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3)    in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrower pursuant to this Section 4.06, which date shall be at least thirty (30) days from the date of the Term SOFR Notice; or

(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Group Agents, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from the Majority Group Agents.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 4.06 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Transaction Document in accordance with this Section 4.06.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term

SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with this Section 4.06 that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means any London interbank offered rate for U.S. dollars, including Adjusted LIBOR and LMIR, as applicable.

(d)    Section 7.01(y) of the Original Receivables Financing Agreement is hereby amended by adding the following sentence at the end of such section:

On or prior to February 12, 2021, or such later date as may be specified in writing by the Administrative Agent, the Borrower shall (A) enter into and deliver to the Administrative Agent and the Group Agents an executed copy of the Amendment No. 1 to the Deposit Account Control Agreement, by and among the Borrower, the Servicer, the Administrative Agent and Bank of America, N.A., as the Collection Account Bank, subjecting the Collection Accounts ending in and specified on Schedule II hereto to an Account Control Agreement, in form and substance satisfactory to the Administrative Agent and the Group Agents and (B) deliver a favorable opinion addressed to the Administrative Agent and each Group Agent, in form and substance satisfactory to the Administrative Agent and such Group Agents, from Missouri counsel to Olin Russellville Cell Technologies LLC (“Olin Russellville”) covering certain security interest matters as may be reasonably requested by the Administrative Agent and/or a Group Agent.

(e)    Section 7.01(h) of the Original Receivables Financing Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(h) Payments on Receivables, Collection Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records as are necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Collection Account. The Borrower (or the Servicer on its behalf) will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Borrower shall not instruct any Person other than the Obligors (and the Excluded Obligors to the extent permitted pursuant to the proviso below) to deposit funds other than Collections on Pool Receivables, other Collateral and remittances of funds for Excluded Receivables (subject to the proviso below) into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Borrower (or the Servicer on its behalf) will within two (2) Business Days, (x) identify and transfer such funds to the appropriate Person entitled to such funds and (y) shall instruct such Person to no longer deposit any such funds into any such Collection Account. Except as permitted by this Section, the Borrower will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any other funds; provided, that, with respect to any Excluded Receivables, the Originator of which is Olin Russellville and the Obligor of which is The Dow Chemical Company or any Affiliate thereof (the “Olin Russellville-Dow Excluded Receivables”), which Excluded Receivables are originated on or before February 12, 2021, or such later date as may be consented to by the Majority Group Agents, such commingling shall be permitted solely with respect to remittance of funds for such Olin Russellville-Dow Excluded Receivables; provided, further, that with respect to any Olin Russellville-Dow Excluded Receivables, after February 12, 2021, or such later date as it may be consented to by the Majority Group Agents, the Borrower shall instruct the Servicer, such Originator or such Person to (x) transfer such funds related to the Olin Russellville-Dow Excluded Receivables into an account other than a Collection Account, (y) no longer deposit any such funds into any such Collection Account and (z) instruct the related Excluded Obligor to no longer deposit any such funds into any such Collection Account. The Borrower shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Borrower shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.

(f)    Section 7.02(f) of the Original Receivables Financing Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(f) Payments on Receivables, Collection Accounts. The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Servicer will, at all times, maintain such books and records as are necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Collection Account. The Servicer shall not instruct any Person other than the Obligors (and the Excluded Obligors to the extent permitted pursuant to the proviso below) to deposit funds other than Collections on Pool Receivables, other Collateral and remittances of funds for Excluded Receivables (subject to the proviso below) into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Servicer will within two (2) Business Days (x) identify and transfer such funds to the appropriate Person entitled to such funds and (y) shall instruct such Person to no longer deposit any such funds into any such Collection Account. Except as permitted by this Section, the Servicer will not, and will not permit the Borrower, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any other funds; provided, that, with respect to any Olin Russellville-Dow Excluded Receivables, which Excluded Receivables are originated on or before February 12, 2021, or such later date as may be consented to by the Majority Group Agents, such commingling shall be permitted solely with respect to remittance of funds for such Olin Russellville-Dow Excluded Receivables; provided, further, that with respect to any Olin Russellville-Dow Excluded Receivables, after February 21, 2021, the Servicer shall instruct the Borrower, such Originator or such Person to (x) transfer such funds related to the Olin Russellville-Dow Excluded Receivables into an account other than a Collection Account, (y) no longer deposit any such funds into any such Collection Account and (z) instruct the related Excluded Obligor to no longer deposit any such funds into any such Collection Account. The Servicer shall only add a Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.

(g)    Schedule II to the Original Receivables Financing Agreement is hereby deleted and replaced in its entirety with the schedule set forth in Exhibit A attached hereto.

(h)    Schedule III to the Original Receivables Financing Agreement is hereby deleted and replaced in its entirety with the schedule set forth in Exhibit B attached hereto.

SECTION 3. Representations, Warranties and Enforceability. Each of the Borrower and the Servicer hereby represents and warrants to the Administrative Agent, the Group Agents and the Lenders, as applicable, as of the date hereof with respect to itself, as follows:

(a)    the representations and warranties of it contained in Section 6.01 and Section 6.02, as applicable, of the Receivables Financing Agreement are true and correct in all material respects (unless such representations and warranties contain a materiality qualification, in which case, such representations and warranties shall be true and correct as made) on and as of the date hereof as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects (unless such representations and warranties contain a materiality qualification, in which case such representations and warranties shall be true and correct as made) on and as of such earlier date;

(b)    no event has occurred and is continuing, or would result from this Amendment, that constitutes an Event of Default or Unmatured Event of Default, as set forth in Section 9.01 of the Receivables Financing Agreement; and

(c) the execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment and the Receivables Financing Agreement, as amended hereby, are within its organizational powers and have been duly authorized by all necessary action on its part and (ii) this Amendment and the Receivables Financing Agreement, as amended hereby, are its valid and legally binding obligations, enforceable in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 4. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

(a)    The Administrative Agent shall have received a fully executed counterpart of (i) this Amendment, (ii) the Joinder Agreement, dated as of the date hereof, by Olin Chlorine 7, LLC (“Olin Chlorine”), Olin Russellville Cell Technologies LLC (“Olin Russellville”), Olin Winchester, LLC (“Olin Winchester”), Pioneer Americas LLC (“Pioneer”), and Sunbelt Chlor Alkali Partnership (“Sunbelt Chlor”), each as an additional originator (Olin Chlorine, Olin Russellville, Olin Winchester, Pioneer and Sunbelt Chlor, each in such capacity, an “Additional Originator” and collectively, the “Additional Originators”), and consented to by the Borrower, and acknowledged by the Administrative Agent, the Group Agents and the Servicer, (iii) the Amendment No. 3 to Purchase and Sale Agreement, dated as of the date hereof, by and among Olin Finance, as buyer, the Servicer, and the Originators (as defined therein), and acknowledged and agreed to by the Administrative Agent and the Group Agents, (iv) the Amendment Fee Letter, dated as of the date hereof, by and among the Administrative Agent, the Group Agents and the Lenders, and acknowledged and agreed to by the Borrower and the Structuring Agent, and (v) with respect to each Additional Originator, (A) the Subordinated Note, dated as of the date hereof, by the Borrower in favor of such Additional Originator, (B) a certificate of the Secretary or Assistant Secretary of such Additional Originator, dated as of the date hereof, attaching (x) if such Additional Originator is a registered entity, a certified copy of the Certificate of Formation, the limited liability company agreement, the resolutions or unanimous written consent, a good standing certificate issued as of a recent date acceptable to the Administrative Agent by the Secretary of State of the State of Delaware and an incumbency certificate, and (y) if such Additional Originator is not a registered entity, the partnership agreement, the resolutions or unanimous written consent and an incumbency certificate, in each case under clause (x) and (y), of such Additional Originator, in form and substance acceptable to the Administrative Agent, and (C) a certificate from an Officer of such Additional Originator, dated as of the date hereof, certifying as to the placement of a legend on certain reports, in form and substance acceptable to the Administrative Agent (collectively, the “Amendment Documents”).

(b)    The Administrative Agent shall have received evidence of the filing of (i) with respect to each Additional Originator, the UCC-1 Financing Statement naming such Additional Originator as seller/debtor, the Borrower as buyer/assignor and the Administrative Agent as secured party/total assignee for filing with the Secretary of State of the State of Delaware, in form and substance acceptable to the Administrative Agent and (ii) any UCC-3 Financing Statement Amendments as the Administrative Agent shall have reasonably requested on or prior to the date hereof.

(c)    The Administrative Agent and each Group Agent shall have received favorable opinions addressed to the Administrative Agent and each Group Agent, in form and substance satisfactory to the Administrative Agent and such Group Agents, from counsels to the Additional Originators covering certain corporate, enforceability, security interest, Delaware law and true sale and nonconsolidation matters as may be reasonably requested by the Administrative Agent and/or a Group Agent; provided that a favorable opinion from Missouri counsel to Olin Russellville covering certain security interest matters as may be reasonably requested by the Administrative Agent and/or a Group Agent may be provided after the date hereof pursuant to Section 7.01(y) of the Receivables Financing Agreement.

(d)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent shall have reasonably requested on or prior to the date hereof.

(e)    No Event of Default or Unmatured Event of Default, as set forth in Section 9.01 of the Receivables Financing Agreement, shall have occurred and be continuing.

(f)    PNC, as the Administrative Agent, as a Committed Lender and as the Group Agent for the PNC Group, TD Bank, as a Related Committed Lender and as the Group Agent for the TD Bank Group, and Conduit Lender, in each case, under the Receivables Financing Agreement, as applicable, shall have received all fees and other amounts due and payable to it under the Transaction Documents and in connection with the Amendment Documents on or prior to the date hereof, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including reasonable and documented out-of-pocket fees, charges and disbursements of counsel) required to be paid or reimbursed on or prior to the date hereof. To the extent such fees and other amounts have not yet been invoiced, the Borrower agrees to remit payment to the applicable party promptly upon receipt of such invoice.

SECTION 5. Amendment. The Borrower, the Servicer, the Administrative Agent, the Group Agents, the Lenders, and, with respect to Section 11 hereof, the Performance Guarantor, hereby agree that the provisions and effectiveness of this Amendment shall apply to the Receivables Financing Agreement as of the date hereof. Except as amended by this Amendment, the Receivables Financing Agreement remains unchanged and in full force and effect. This Amendment is a Transaction Document.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 7. Captions. The headings of the Sections of this Amendment are provided solely for convenience of reference and shall not modify, define, expand or limit any of the terms or provisions of this Amendment.

SECTION 8. Successors and permitted assigns. The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the Borrower, the Servicer, the Administrative Agent, the Group Agents, the Lenders, and, with respect to Section 11 hereof, the Performance Guarantor and their respective successors and permitted assigns.

SECTION 9. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10. Governing Law and Jurisdiction. The provisions of the Receivables Financing Agreement with respect to governing law, jurisdiction, and agent for service of process are incorporated in this Amendment by reference as if such provisions were set forth herein.

SECTION 11. Ratification of Performance Guarantee. After giving effect to the Amendment Documents, all of the provisions of the Performance Guaranty shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

SECTION 12. Information Packages. The Borrower and the Servicer have advised the Administrative Agent that certain of the Information Packages delivered prior to the date hereof contained information therein that was incomplete and/or incorrect with respect to Receivables originated by Olin Russellville and Olin Winchester on the date the same was furnished to the Administrative Agent. The parties hereto hereby agree that, to the extent any information set forth in an Information Package delivered after the date hereof is calculated or derived from information set forth in an Information Package delivered prior to the date hereof, the Borrower and the Servicer shall not be required to update, revise or amend such Information Packages delivered prior to the date hereof to delete therefrom the Receivables originated by Olin Russellville and Olin Winchester.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

OLIN FINANCE COMPANY, LLC, as the Borrower

By:	/s/ Teresa M. Vermillion
Name:	Teresa M. Vermillion
Title:	Vice President & Treasurer

OLIN CORPORATION, as the Servicer

By:	/s/ Teresa M. Vermillion
Name:	Teresa M. Vermillion
Title:	Vice President & Treasurer

Amendment 5 to RFA (Olin)

Acknowledged and reaffirmed by, with respect to Section 11 hereof, as of the date first written above:

OLIN CORPORATION, as the Performance Guarantor

By:	/s/ Teresa M. Vermillion
Name:	Teresa M. Vermillion
Title:	Vice President & Treasurer

Amendment 5 to RFA (Olin)

PNC BANK, NATIONAL ASSOCIATION, as the Administrative Agent

By:	/s/ Nina Austin
Name:	Nina Austin
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as the Group Agent for the PNC Group

By:	/s/ Nina Austin
Name:	Nina Austin
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as the Committed Lender

By:	/s/ Nina Austin
Name:	Nina Austin
Title:	Senior Vice President

Amendment 5 to RFA (Olin)

THE TORONTO-DOMINION BANK, as the Group Agent for the TD Bank Group

By:	/s/ Luna Mills
Name:	Luna Mills
Title:	Managing Director

THE TORONTO-DOMINION BANK, as the Related Committed Lender

By:	/s/ Luna Mills
Name:	Luna Mills
Title:	Managing Director

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, the TORONTO-DOMINION BANK, as Conduit Lender for the TD Bank Group

By:	/s/ Luna Mills
Name:	Luna Mills
Title:	Managing Director

Amendment 5 to RFA (Olin)

Acknowledged and agreed to by, as of the date first written above:

PNC CAPITAL MARKETS LLC, as the Structuring Agent

By:	/s/ Nina Austin
Name:	Nina Austin
Title:	Senior Vice President

Amendment 5 to RFA (Olin)

Exhibit A to Amendment 5 to RFA

SCHEDULE II
Lock-Boxes, Collection Accounts, Servicer Accounts and Collection Account Banks

Collection Account Bank	Lock-Box	Collection Account	Servicer Accounts

Exh. A-1

Exhibit B to Amendment 5 to RFA

SCHEDULE III
Notice Addresses

(A)    in the case of the Borrower, at the following address:

Olin Finance Company, LLC
190 Carondelet Plaza, Suite 1530
Clayton, MO 63105
Attention: Teresa M. Vermillion
Telephone: (314) 480-1443
Facsimile: (314) 480-1487
Email: TMVermillion@olin.com

(B)    in the case of the Servicer, at the following address:

Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, MO 63105
Attention: Teresa M. Vermillion
Telephone: (314) 480-1443
Facsimile: (314) 480-1487
Email: TMVermillion@olin.com

(C)    in the case of PNC or the Administrative Agent, at the following address:

PNC Bank, National Association
The Tower at PNC Plaza
300 Fifth Avenue, 11th Floor
Pittsburgh, PA 15222
Attention: Brian Stanley
Telephone: (412) 768-2001
Facsimile: (412) 803-7142
Email: brian.stanley@pnc.com
ABFAdmin@pnc.com

(D)    in the case of TD Bank or the Conduit Lender, at the following address:

The Toronto-Dominion Bank
130 Adelaide Street West, 12th Floor
Toronto, ON, M5H 3P5
Attention: ASG Asset Securitization
Telephone: (416) 307-6035
Email: ASGOperations@tdsecurities.com

Exh. B-1

(E)    in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.
Exh. B-2